Exhibit 5.1

May 5, 2025

Keurig Dr Pepper Inc.

53 South Avenue

Burlington, Massachusetts 01803

Registration Statement on Form S-3ASR (File No. 333-266989)

Ladies and Gentlemen:

We have acted as special counsel to (i) Keurig Dr Pepper Inc., a Delaware corporation (the “Company”), (ii) each of the entities listed on Schedule I hereto (collectively, the “Delaware Guarantors”), and (iii) each of the entities listed on Schedule II hereto (collectively, the “Non-Delaware Guarantors” and, together with the Delaware Guarantors, the “Guarantors”), in connection with the issuance and sale of $500,000,000 aggregate principal amount of the Company’s Floating Rate Senior Notes due 2026, $500,000,000 aggregate principal amount of the Company’s 4.350% Notes due 2028, $500,000,000 aggregate principal amount of the Company’s 4.600% Notes due 2030 and $500,000,000 aggregate principal amount of the Company’s 5.150% Notes due 2035 (the “Notes”), including the guarantees thereof issued as of the date hereof (the “Guarantees”), which securities are registered under the Registration Statement on Form S-3ASR (File No. 333-266989) (the “Registration Statement”), which became effective on August 19, 2022, and which securities are being sold today pursuant to an Underwriting Agreement, dated April 28, 2025 (the “Underwriting Agreement”), by and among BNP Paribas Securities Corp., BofA Securities, Inc., J.P. Morgan Securities LLC and Truist Securities, Inc., as representatives of the underwriters named on Schedule II thereto (the “Underwriters”), the Company and the Guarantors. You have asked us to furnish our opinion as to the legality of the Notes including the Guarantees.

The Notes and the related Guarantees are to be issued under the Indenture, dated as of March 7, 2024 (the “Indenture”), by and between the Company and U.S. Bank Trust Company, National Association, as Trustee (the “Trustee”), as supplemented by the Second Supplemental Indenture, by and among the Company, the Guarantors and the Trustee, dated as of the date hereof (the “Second Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), and pursuant to resolutions adopted by the Company’s board of directors on April 18, 2025, and the resolutions adopted by the board of directors, the management committee or the board of managers, as applicable, of each Guarantor on April 28, 2025.

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In connection with the furnishing of this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following documents:

1. the Registration Statement;

2. the preliminary prospectus supplement dated April 28, 2025 (the “Preliminary Prospectus”);

3. the pricing term sheet dated April 28, 2025 set forth on Schedule V to the Underwriting Agreement;

4. the final prospectus supplement dated April 28, 2025 (the “Final Prospectus”);

5. the Underwriting Agreement;

6. the Indenture; and

7. the form of Notes to be issued on the date of this letter.

In addition, we have examined (i) such corporate, limited liability company or limited partnership records of the Company and the Delaware Guarantors that we have considered appropriate, including a copy of the certificate of incorporation, the certificate of formation or the certificate of limited partnership, as applicable, and the by-laws, the operating agreement, the limited liability company agreement or the limited partnership agreement, as applicable, and, in each case, as amended, of the Company and each Delaware Guarantor certified by the Company and each Delaware Guarantor, as applicable, as in effect on the date hereof, (ii) copies of resolutions of the board of directors of the Company and the board of directors, the management committee or the board of managers, as applicable, of the Delaware Guarantors relating to the issuance of the Notes and the Guarantees certified by the Company and each Delaware Guarantor and (iii) such other certificates, agreements and documents as we deemed relevant and necessary as a basis for the opinions expressed below.

We have also relied upon oral and written statements of officers and representatives of the Company and the Guarantors, the representations and warranties of the Company and the Guarantors made in the Underwriting Agreement as to factual matters and upon certificates of public officials and the officers of the Company.

In our examination of the documents referred to above, we have assumed, without independent investigation, the genuineness of all signatures, the legal capacity of all individuals who have executed any of the documents reviewed by us, the authenticity of all documents submitted to us as originals, the conformity to the originals of all documents submitted to us as certified, photostatic, reproduced or conformed copies of valid existing agreements or other documents, the authenticity of all such latter documents and that the statements regarding matters of fact in the certificates, records, agreements, instruments and documents that we have examined are accurate and complete.

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We have also assumed, without independent investigation, that (i) each Non-Delaware Guarantor is validly existing and in good standing under the laws of its jurisdiction of incorporation or organization, (ii) each Non-Delaware Guarantor has all corporate or limited liability company power, as applicable, to execute and deliver, and perform its obligations under the Guarantees, (iii) the execution, delivery and performance of the Indenture, the Notes and the Guarantees by each Non-Delaware Guarantor does not violate any organizational documents of such Non-Delaware Guarantor or the laws of its jurisdiction of incorporation or organization and (iv) the execution, delivery and performance of the Indenture and the Notes and the issuance of the Guarantees do not conflict with or constitute a breach of the terms of any agreement or instrument to which each Non-Delaware Guarantor is subject or violate applicable law or contravene any requirement or restriction imposed by any court or governmental body having jurisdiction over such Non-Delaware Guarantor.

Based upon the above, and subject to the stated assumptions, exceptions and qualifications, we are of the opinion that:

1. The Notes, when duly authenticated by the Trustee, and duly issued and delivered by the Company against payment as provided in the Underwriting Agreement, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, except that the enforceability of the Notes may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

2. When the Notes are duly issued and delivered by the Company against payment as provided in the Underwriting Agreement, the Guarantee of each Guarantor will constitute a legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, except that the enforceability of each Guarantee may be subject to bankruptcy, insolvency, reorganization, fraudulent conveyance or transfer, moratorium or similar laws affecting creditors’ rights generally and subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).

The opinions expressed above are limited to the laws of the State of New York, the Delaware General Corporation Law, the Limited Liability Company Act of the State of Delaware, the Delaware Revised Uniform Limited Partnership Act and the federal laws of the United States of America. Our opinions are rendered only with respect to the laws, and the rules, regulations and orders under those laws, that are currently in effect.

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We hereby consent to use of this opinion as an exhibit to the Registration Statement and to the use of our name under the heading “Legal Matters” in the base prospectus included in the Registration Statement and in the Final Prospectus. In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required by the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Paul, Weiss, Rifkind, Wharton & Garrison LLP

PAUL, WEISS, RIFKIND, WHARTON & GARRISON LLP

Schedule I

Delaware Guarantors

1. 234DP Aviation, LLC

2. A & W Concentrate Company

3. Beverages Delaware Inc.

4. DP Beverages Inc.

5. DPS Americas Beverages, LLC

6. DPS Beverages, Inc.

7. DPS Holdings Inc.

8. Dr Pepper/Seven Up Manufacturing Company

9. Dr Pepper/Seven Up, Inc.

10. Mott’s Delaware LLC

11. Mott’s LLP

12. Nantucket Allserve, LLC

13. Snapple Beverage Corp.

14. Splash Transport, Inc.

15. The American Bottling Company

Schedule II

Non-Delaware Guarantors

1. Bai Brands LLC, a New Jersey limited liability company

2. Dr Pepper/Seven-Up Beverage Sales Company, a Texas corporation